Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8/A (expected to be filed with the Securities and Exchange Commission (“SEC”) on or about October 16, 2013) of Jammin Java Corp. (the “Company”) of our report dated May 15, 2013 containing an explanatory paragraph relating to the Company’s ability to continue as a going concern and relating to our audit of the Company’s January 31, 2013 financial statements appearing in its Form 10-K for the year then ended (filed with the SEC on May 15, 2013).

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Newport Beach, California
October 16, 2013